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Exhibit 2.1

FORM OF

REORGANIZATION AGREEMENT

between

Liberty Media Corporation

and

Liberty Entertainment, Inc.

Dated as of [                        ], 2009

i

		Page
8.13	Conflicts with Tax Sharing Agreement	18
8.14	Headings	18
8.15	Counterparts	18

EXHIBIT A—Form of Services Agreement
EXHIBIT B—Form of Tax Sharing Agreement
EXHIBIT C—Form of Revolving Credit Agreement

SCHEDULE 1.1—Restructuring Plan
SCHEDULE 2.1—Assumed Liabilities
SCHEDULE 2.2—Retained Liabilities

ii

 FORM OF

REORGANIZATION AGREEMENT

        This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this "Agreement"), dated as of [                        ] 2009, is entered into by and between LIBERTY MEDIA CORPORATION, a Delaware corporation ("LMC"), and LIBERTY ENTERTAINMENT, INC., a Delaware corporation ("LEI").

        WHEREAS the parties desire to effect the transactions contemplated by this Agreement, including the Restructuring and the redemption (the "Redemption") of 90% of the issued and outstanding shares of LMC's Series A Liberty Entertainment common stock, par value $.01 per share ("LMDIA"), and Series B Liberty Entertainment common stock, par value $.01 per share ("LMDIB" and, together with LMDIA, the "Liberty Entertainment Stock"), for stock of LEI, a wholly owned Subsidiary of LMC immediately prior to the effectiveness of the Redemption, subject to the conditions described herein;

        WHEREAS the transactions contemplated by this Agreement, including the Restructuring and the Redemption, (i) have been approved by LMC's board of directors and the applicable committees thereof (collectively, the "LMC Board"), and (ii) are expected to accomplish certain substantial business purposes of LMC and LEI (which business purposes are substantially unrelated to federal tax matters);

        WHEREAS this Agreement constitutes a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder; and

        WHEREAS capitalized terms used herein and not defined in the accompanying text have the meanings ascribed thereto in Section 8.1 or in the text referenced in Section 8.2.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I
REORGANIZATION AND DISTRIBUTION

1.1    Restructuring.

        (a)   In accordance with and subject to the provisions of this Agreement and the General Corporation Law of Delaware (the "DGCL"), at or before the Closing, the parties will take, and as applicable will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to accomplish each of the steps set forth in the Restructuring Plan attached hereto as Schedule 1.1 (the transactions contemplated by such steps, collectively, the "Restructuring"), in the order set forth therein, as soon as practicable after the conditions thereto have been satisfied or, to the extent waivable, waived.

        (b)   All the steps of the Restructuring and the Redemption are intended to be part of the same plan of reorganization even though there may be delays between certain of the steps.

1.2    Further Actions.    From and after the Redemption Date, upon the reasonable request of any party hereto, each other party hereto will promptly take, and as applicable will cause its Subsidiaries to promptly take, all commercially reasonable actions necessary or appropriate to accomplish the Restructuring and the Redemption and to give effect to the transactions provided for in this Agreement, including Schedule 1.1 hereto, in accordance with the purposes hereof.

1.3    Reorganization and Redemption Documents.    All documents and instruments used to effect the Restructuring and Redemption and otherwise to comply with this Agreement will be in form satisfactory to LMC, LEI and any additional signatories thereto, as applicable.

1.4    Qualification as Reorganization.    For U.S. federal income tax purposes, (1) the Restructuring (together with all conversions, contributions and distributions contemplated by Schedule 1.1 to occur in connection therewith) is generally intended to be undertaken in manner so that no gain or loss is recognized, and (2) the Contribution and the Redemption is intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code.

1.5    Cash Contribution.    Immediately prior to the Redemption, LMC will cause LEI to hold, directly or indirectly, an amount of cash or cash equivalents equal to no less than the Split-Off Cash Amount.

ARTICLE II
ALLOCATION OF LIABILITIES

2.1    Assumed Liabilities.    Notwithstanding anything to the contrary contained herein, subject to and effective at the Closing, LMC hereby assigns to LEI, and LEI hereby assumes from LMC, the Liabilities identified on Schedule 2.1 (the "Assumed Liabilities").

2.2    Retained Liabilities.    Notwithstanding anything to the contrary contained herein, subject to and effective at the Closing, LMC hereby retains and/or assumes the Liabilities identified on Schedule 2.2 (the "Retained Liabilities").

ARTICLE III
REDEMPTION

3.1    The Redemption.

        (a)   The LMC Board will have the authority (i) to effect the Redemption, subject to the conditions set forth in Section 3.2, or terminate the Redemption at any time prior to the Effective Time, (ii) to establish or change the record date (the "Record Date") for the meeting of stockholders (the "Stockholder Meeting") at which the holders of record of Liberty Entertainment Stock will be asked to vote on the Redemption in accordance with Section A.2.(f)(i) of the Restated Certificate of Incorporation of LMC (the "LMC Charter"), (iii) to establish or change the date of the Stockholder Meeting, (iv) to establish or change the date (the "Redemption Date") and time (the "Effective Time") at which the Redemption will be effective, and (v) prior to the Effective Time, to establish or change the procedures for effecting the Redemption, subject to any applicable provisions of the DGCL and the LMC Charter.

        (b)   On the Redemption Date, subject to the satisfaction or waiver, as applicable, of the conditions to the Redemption set forth in Section 3.2, LMC will redeem (i) 0.9 of each outstanding share of LMDIA for 0.9 of a share of LEI's Series A common stock, par value $0.01 per share ("LEI Series A Stock"), with 0.1 of each share of LMDIA remaining outstanding, and (ii) 0.9 of each outstanding share of LMDIB for 0.9 of a share of LEI's Series B common stock, par value $0.01 per share ("LEI Series B Stock" and together with the LEI Series A Stock, the "LEI Stock"), with 0.1 of each share of LMDIB remaining outstanding. In connection with the Restructuring, LEI will issue to LMC the applicable series and number of shares of LEI Stock necessary to effect the Redemption on the Redemption Date.

        (c)   No fractional shares of Liberty Entertainment Stock will be retained by holders of Liberty Entertainment Stock and no fractional shares of LEI Stock will be distributed, in each case, in connection with the Redemption. If any record holder of Liberty Entertainment Stock otherwise would be entitled to retain a fractional share of Liberty Entertainment Stock or receive a fractional share of LEI Stock in the Redemption, such record holder will instead receive cash in an amount equal to the product of the applicable fraction of a share multiplied by the average of the high and low sales prices of LMDIA on The NASDAQ Global Select Market on the Redemption Date. Any amounts payable in lieu of fractional shares pursuant to this Section 3.1(c) will be payable by LMC promptly following the receipt of notice from the Redemption Agent of the aggregate amount required to make such payments.

        (d)   LMC will provide notice of the Effective Time and Redemption Date to holders of Liberty Entertainment Stock in accordance with the requirements of Section A.2.(f)(iv) of the LMC Charter.

        (e)   LMC will take all such action as may be necessary or appropriate under state and foreign securities and "blue sky" laws to permit the Redemption to be effected in compliance, in all material respects, with such laws.

        (f)    Promptly following the Effective Time, LMC will cause the Redemption Agent (i) to exchange the applicable series and number of shares of Liberty Entertainment Stock held in book-entry form as of the Effective Time for the applicable series and number of shares of LEI Stock, and (ii) to mail to the holders of record of certificated shares of Liberty Entertainment Stock as of the Redemption Date a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the redeemed shares of Liberty Entertainment Stock will pass, only upon proper delivery of the certificates representing such shares to the Redemption Agent) with instructions for use in effecting the surrender of the redeemed shares of Liberty Entertainment Stock.

        (g)   Shares of LEI Stock that are exchanged in the Redemption for shares of Liberty Entertainment Stock will be deemed to have been issued as of the Effective Time; provided, that until the surrender of any certificate representing redeemed shares of Liberty Entertainment Stock for shares of LEI Stock, LEI may withhold and accumulate any dividends or distributions which become payable with respect to such shares of LEI Stock pending the surrender of such certificate.

3.2    Conditions to the Redemption.    The obligation of LMC to effect the Redemption is subject to the following conditions (none of which may be waived except the conditions listed in clause (g) below):

        (a)   a proposal to approve the Redemption (the "Redemption Proposal") shall have been approved (the "Redemption Approval") by a majority of the aggregate voting power of the shares of Liberty Entertainment Stock outstanding on the Record Date for the Stockholder Meeting that are present, in person or by proxy, at the Annual Meeting, voting together as a separate class;

        (b)   LMC shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to LMC, substantially to the effect that the Contribution and the Redemption will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; no gain or loss will be recognized by LMC upon the distribution of LEI Stock; and no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Entertainment Stock upon the exchange of shares of Liberty Entertainment Stock for shares of LEI Stock (except with respect to cash received in lieu of fractional shares);

        (c)   LMC shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to LMC, to the effect that the Redemption will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (i) the exchange of stock of News Corporation for stock of Greenlady Corp. that was effected between News Corporation and Subsidiaries of LMC on February 27, 2008 (the "News Exchange") or (ii) any of the internal distributions of the stock of Greenlady Corp. that were effected by Subsidiaries of News Corporation in connection with the News Exchange;

        (d)   the Registration Statement on Form S-4 (the "Registration Statement") of LEI relating to the distribution of shares of LEI Stock in the Redemption shall be effective under the Securities Act and the registration of the LEI Stock under Section 12(b) of the Exchange Act shall be effective;

        (e)   the LEI Stock shall have been approved for listing on The Nasdaq Stock Market (the "Nasdaq");

        (f)    the transfer of control of certain Federal Communications Commission ("FCC") licenses held by certain investees to be held by LEI upon completion of the Restructuring shall have been approved by the FCC; and

        (g)   any other regulatory approvals ("Other Regulatory Approvals") that the LMC Board determines to obtain shall have been so obtained (or all relevant waiting periods with respect thereto shall have expired).

3.3    Treatment of Outstanding Equity Awards.

        (a)   Certain Persons have been granted options to purchase shares of Liberty Entertainment Stock, stock appreciation rights with respect to shares of Liberty Entertainment Stock, and restricted shares of Liberty Entertainment Stock pursuant to various stock incentive plans administered by the LMC Board.

        (b)   Options.    As of the Redemption Date, each outstanding option to purchase shares of Liberty Entertainment Stock (each, an "Outstanding Liberty Entertainment Option") will be split, automatically, into two option awards:

            (i)  an option award (an "LEI Option") to purchase the number and series of whole shares of LEI Stock which the holder would have received on the Redemption Date with respect to the shares of Liberty Entertainment Stock subject to such Outstanding Liberty Entertainment Option if the holder had exercised such Outstanding Liberty Entertainment Option immediately prior to the Redemption Date, with any fraction of a share rounded down to the nearest whole number; and

           (ii)  an adjusted option award (an "Adjusted Liberty Entertainment Option") to purchase the number and series of whole shares of Liberty Entertainment Stock which the holder would have retained immediately following the Redemption Date had the holder exercised such Outstanding Liberty Entertainment Option immediately prior to the Redemption Date, with any fraction of a share rounded down to the nearest whole number.

        The aggregate intrinsic value of each Outstanding Liberty Entertainment Option will be allocated between the LEI Option and the Adjusted Liberty Entertainment Option, in each case, with any fraction of a cent in the resulting exercise price rounded up, in accordance with the formula set forth on Schedule 3.3.

        All other terms of the LEI Options and related Adjusted Liberty Entertainment Options (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding Liberty Entertainment Option, except (A) as described above and (B) that the options will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to any of LMC and its Subsidiaries, LEI and its Subsidiaries and any other Person that was a Subsidiary of LMC until the capital stock of such Person was distributed to the holders of one or more series of LMC common stock (subject to any acceleration of vesting otherwise provided or permitted by the terms of such award).

        (c)    SARs.    As of the Redemption Date, each outstanding stock appreciation right related to Liberty Entertainment Stock (an "Outstanding Liberty Entertainment SAR") will be split, automatically, into two stock appreciation right awards:

            (i)  a stock appreciation right award (an "LEI SAR") related to the number and series of whole shares of LEI Stock which the holder would have received on the Redemption Date with respect to the shares of Liberty Entertainment Stock subject to such Outstanding Liberty Entertainment SAR had the holder owned such Liberty Entertainment shares immediately prior to the Redemption Date, with any fraction of a share rounded down to the nearest whole number; and

           (ii)  an adjusted stock appreciation right award (an "Adjusted Liberty Entertainment SAR") related to the number and series of whole shares of Liberty Entertainment Stock which the holder would have retained immediately following the Redemption Date had the holder owned the number and series of shares of Liberty Entertainment Stock subject to such Outstanding Liberty Entertainment SAR immediately prior to the Redemption Date, with any fraction of a share rounded down to the nearest whole number.

        The aggregate intrinsic value of each outstanding Liberty Entertainment SAR held will be allocated between the LEI SAR and the Adjusted Liberty Entertainment SAR, in each case, with any fraction of a cent in the resulting base price rounded up, in accordance with the formula set forth on Schedule 3.3.

        All other terms of a holder's LEI SARs and related Adjusted Liberty Entertainment SARs (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding outstanding Liberty Entertainment SAR, except (A) as described above and (B) that the SARs will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to any of LMC and its Subsidiaries, LEI and its Subsidiaries and any other Person that was a Subsidiary of LMC until the capital stock of such Person was distributed to the holders of one or more series of LMC common stock (subject to any acceleration of vesting otherwise provided or permitted by the terms of such award).

        (d)    Restricted Stock.    As of the Redemption Date, Liberty Entertainment Stock subject to restricted stock awards will be redeemed in the same proportion as outstanding, unrestricted shares of Liberty Entertainment Stock. As a result, 0.9 of each restricted share of Liberty Entertainment Stock will be redeemed for 0.9 of a share of the corresponding series of LEI Stock, and the remaining 0.1 of each restricted share of Liberty Entertainment Stock will be retained by the holder, subject to cash, in each case, in lieu of fractional shares.

        The terms of the LEI restricted shares (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Liberty Entertainment restricted shares, except that the LEI restricted shares will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to any of LMC and its Subsidiaries, LEI and its Subsidiaries and any other Person that was a Subsidiary of LMC until the capital stock of such Person was distributed to the holders of one or more series of LMC common stock (subject to any acceleration of vesting otherwise provided or permitted by the terms of such award).

        (e)   From and after the Redemption Date, LMC will have sole responsibility with respect to all equity incentive awards relating to Liberty Entertainment Stock and LEI will have sole responsibility with respect to all equity incentive awards relating to LEI Stock.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1    Representations and Warranties of the Parties.    Each party hereto represents and warrants to the other as follows:

        (a)    Organization and Qualification.    Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

        (b)    Authorization and Validity of Agreement.    Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the agreements and instruments required to effect the Restructuring (and to which it is to be a party) (the "Restructuring Agreements") and the agreements to be delivered by it at the Closing pursuant to Section 6.3 (the "Other Agreements"). The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors, managing members or analogous governing body of such party and, to the extent required by law, its stockholders or members, and no other corporate or other action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

4.2    No Approvals or Notices Required; No Conflict with Instruments.    Other than as set forth in Schedule 4.2, the execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or such similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation, judgment, order or decree of any court or governmental authority having jurisdiction over it or its properties.

4.3    No Other Reliance.    In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied.

ARTICLE V
COVENANTS

5.1    Cross-Indemnities.

        (a)   LEI hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify and hold harmless LMC from and against any Losses incurred by the LMC Entities to the extent arising out of or resulting from:

            (i)  the assets and businesses owned or operated by the LEI Entities as of the Closing (the "LEI Business and Assets"), including any such Losses to the extent resulting from any Liability of the LEI Entities, whether incurred before or after the Closing;

           (ii)  the Assumed Liabilities;

          (iii)  the ownership or operation of any business or assets of, or any Liabilities of, LEI and its Subsidiaries (including with respect to any Person that becomes a Subsidiary of LEI following the Closing) to the extent arising following the Closing; or

          (iv)  any breach by LEI of any representation, warranty, covenant or agreement of LEI contained herein or in any Restructuring Agreement or the Services Agreement;

in each case, excluding any Retained Liabilities.

        (b)   LMC hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify and hold harmless LEI from and against any Losses incurred by the LEI Entities to the extent arising out of or resulting from:

            (i)  the assets and businesses owned or operated by the LMC Entities, including any such Losses to the extent resulting from any Liability of the LMC Entities, whether incurred before or after the Closing;

           (ii)  the Retained Liabilities;

          (iii)  the ownership or operation of the business or assets of, or the Liabilities of, LMC and its Subsidiaries (including with respect to any Person that becomes a Subsidiary of LMC following the Closing) to the extent arising following the Closing; or

          (iv)  any breach by LMC of any representation, warranty, covenant or agreement of LMC contained herein or in any Restructuring Agreement or the Services Agreement;

in each case, excluding any Assumed Liabilities.

        (c)   The indemnification provisions set forth in Sections 5.1(a) and (b) are not intended to cover (i) any acts or activities that constitute fraud or willful misconduct or any breach of any representation, warranty, covenant or agreement (other than any such breach included on Schedule 2.1), in each case, by an Indemnitee or a Subsidiary of an Indemnitee; (ii) any Losses the responsibility for which is expressly covered by a Restructuring Agreement or Other Agreement, including the Tax Sharing Agreement or the Revolving Credit Agreement; (iii) any Losses incurred by any LEI Entity pursuant to any contractual obligation (other than the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) LMC or any of its Affiliates, on the one hand, and (y)(A) LEI or any of its Affiliates or (B) DTV or any of its Affiliates, on the other hand; and (iv) any Losses incurred by any LMC Entity pursuant to any contractual obligation (other than the Restructuring Agreements or Other Agreements) existing on or after the Closing Date between (x) LMC or any of its Affiliates, on the one hand, and (y)(A) LEI or any of its Affiliates or (B) DTV or any of its Affiliates, on the other hand.

        (d)   (i) In connection with any indemnification provided for in this Section 5.1, the party seeking indemnification (the "Indemnitee") will give the party from which indemnification is sought (the "Indemnitor") prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 5.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (in each case, in reasonable detail). Without limiting the generality of the foregoing, in the case of any claim, investigation, action, suit or proceeding made or commenced by a third party for which indemnification is being sought (a "Third-Party Claim"), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the applicable Indemnitor will not relieve such Indemnitor of any Liability under this Agreement except to the extent that such failure prejudices such Indemnitor in any material respect. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee's receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

           (ii)  After receipt of a notice pursuant to Section 5.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor's obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor, or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor, and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim.

          (iii)  If, after receipt of a notice pursuant to Section 5.1(d)(i), the Indemnitor does not undertake to defend any such claim, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless (i) the Indemnitor had the right under this Section 5.1 to undertake control of the defense of such Third-Party Claim and, after reasonable notice, failed to do so, or (ii) the Indemnitor does not have the right to control the defense of such Third-Party Claim pursuant to Section 5.1(ii), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) includes a complete release of the Indemnitor and the Indemnitee and (C) does not seek any relief against the Indemnitor.

        (e)   In no event will any Indemnitor be liable to any Indemnitee for any special or punitive damages claimed by such Indemnitee with respect to any matter relating to this Agreement, provided, that the foregoing will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) of a Third-Party Claim for special or punitive damages..

        (f)    The terms and conditions of this Section 5.1 will survive the Closing as contemplated hereby.

        (g)   For the avoidance of doubt, the provisions of this Section 5.1 are not intended to apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement or the Revolving Credit Agreement are applicable.

5.2    Further Assurances.    At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

5.3    Specific Performance.    Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party hereto is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party's obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

5.4    Access to Information.

        (a)   Each party will provide to the other party, at any time before or after the Redemption Date, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client privilege that LMC or LEI may reasonably have and any restrictions contained in any agreements or contracts to which LMC, LEI or any of their Subsidiaries is a party (it being understood that each of LMC and LEI will use its reasonable best efforts to provide any such information in a manner that does not result in such violation), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Restructuring Agreements and the Other Agreements (provided, however, that any information relating to matters governed by the Tax Sharing Agreement shall be subject to the provisions thereof in lieu of this Section 5.4 or by the Revolving Credit Agreement shall be subject to the provisions thereof in lieu of this Section 5.4).

        (b)   Any information owned by a party that is provided to another party pursuant to Section 5.4(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 5.4 or which otherwise comes into the receiving party's possession and control pursuant to this Agreement. Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

        (c)   The party requesting any information under this Section 5.4 will reimburse the providing party for the reasonable costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct by the party providing such information.

5.5    Confidentiality.

        (a)   Each party will keep confidential for five years following the Closing Date (or for three years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents (collectively, "Agents") to keep confidential during such period all Proprietary Information of the other party, in each case to the extent permitted by applicable law.

        (b)   "Proprietary Information" means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the "Disclosing Party") (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by LEI or any of its Subsidiaries on or prior to the Closing in the operation of the LEI Business and Assets and that is treated as proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances, will constitute Proprietary Information of LEI for purposes of this Section 5.5 (although LMC or any of its Subsidiaries may retain copies of such information).

        (c)   Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the "Receiving Party") will have no obligation with respect thereto), to the extent such information: (i) is approved for release by prior written authorization of the Disclosing Party, or (ii) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any governmental authority having jurisdiction over such receiving party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as practicable and will cooperate with the Disclosing Party in using commercially reasonable efforts to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by such protective order or equivalent.

5.6    Notices Regarding Transferred Assets.    Any transferor of an asset, Liability, contract or interest in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such asset, Liability, contract or interest will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 5.6.

5.7    Treatment Of Payments.    The Parties agree to treat all payments made pursuant to this Agreement in accordance with Section 4.4 of the Tax Sharing Agreement and to gross-up amounts paid if required in accordance therewith.

 ARTICLE VI
CLOSING

6.1    Closing.    Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the satisfaction of all conditions set forth in Sections 3.2 and 6.2 (or the waiver of such conditions, to the extent such conditions may be waived), the closing of the Restructuring (the "Closing") will take place at the offices of LMC, at 12300 Liberty Boulevard, Englewood, Colorado, at a mutually acceptable time and date to be determined by LMC (the "Closing Date").

6.2    Conditions to Closing.

        (a)   The obligations of the parties to complete the transactions provided for herein are conditioned upon the following:

            (i)  the satisfaction or, if applicable, waiver of the conditions set forth in Section 3.2;

           (ii)  the receipt and continued validity of all third-party consents or waivers required to be obtained in connection with the Restructuring and the Redemption;

          (iii)  the receipt and continued validity of all consents and approvals required to be received from any applicable governmental authorities, or the passage of the period of time allowed by applicable law for any such authority to object to the Restructuring or the Redemption; and

          (iv)  the absence of any injunction, law, regulation or court order that would prohibit the Restructuring or the Redemption.

        (b)   The performance by each party of its obligations hereunder is further conditioned upon:

            (i)  the performance by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

           (ii)  the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

6.3    Deliveries at Closing.

        (a)    LMC.    At the Closing, LMC will deliver or cause to be delivered to LEI:

            (i)  the Tax Sharing Agreement duly executed by an authorized officer of LMC;

           (ii)  the Services Agreement duly executed by an authorized officer of LMC;

          (iii)  the Revolving Credit Agreement duly executed by an authorized officer of LMC;

          (iv)  a secretary's certificate certifying that the LMC Board has authorized the execution, delivery and performance by LMC of this Agreement, the Restructuring Agreements and the Other Agreements, which authorization will be in full force and effect at and as of the Closing; and

           (v)  such other documents and instruments as are required or appropriate to complete the Restructuring and the Redemption and otherwise to perform its obligations to be performed hereunder at or before the Closing.

        (b)    LEI.    At the Closing, LEI will deliver or cause to be delivered to LMC:

            (i)  the Tax Sharing Agreement duly executed by an authorized officer of LEI;

           (ii)  the Services Agreement duly executed by an authorized officer of LEI;

          (iii)  the Revolving Credit Agreement duly executed by an authorized officer of LEI;

          (iv)  a secretary's certificate certifying that the board of directors of LEI has authorized the execution, delivery and performance by LEI of this Agreement, the Restructuring Agreements and the Other Agreements, which authorizations will be in full force and effect at and as of the Closing; and

           (v)  such other documents and instruments as are required or appropriate to complete the Restructuring and the Redemption and otherwise to perform its obligations to be performed hereunder at or before the Closing.

ARTICLE VII
TERMINATION

7.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by LMC for any reason. For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties hereto.

7.2    Effect of Termination.    In the event of any termination of this Agreement as provided by Section 7.1, this Agreement will immediately become void and the parties hereto will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VIII
MISCELLANEOUS

8.1    Definitions.

(a)
For purposes of this Agreement, the following terms have the corresponding meanings:

            "Affiliate" means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For the avoidance of doubt, (i) neither DTV nor any of its Subsidiaries will be treated as Affiliates of any party hereto during any period in which (x) such party beneficially owns less than 50% of the outstanding common stock of DTV or (y) if such party beneficially owns 50% or more of the outstanding common stock of DTV, such party's right to vote such shares of common stock of DTV in its sole discretion is restricted or limited pursuant to any agreement or arrangement to which DTV or any of its Subsidiaries is a party, including the Letter Agreement, dated as of May 6, 2008, by and among DTV, LMC, Greenlady Corp. and Greenlady II, LLC; (ii) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as Affiliates of LMC or LEI; (iii) Game Show Network, LLC and its Subsidiaries will be treated as Affiliates of LEI; and (iv) none of LMC and its Subsidiaries shall be deemed to be Affiliates of LEI or any of its Subsidiaries, and none of LEI and its Subsidiaries shall be deemed to be Affiliates of LMC or any of its Subsidiaries.

            "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

            "Contribution" means the transactions contemplated by Step            of the Restructuring Plan.

            "DTV" means The DIRECTV Group, Inc., a Delaware corporation.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

            "IRS" means the Internal Revenue Service.

            "LEI Entities" means and includes each of LEI and its Subsidiaries after giving effect to the Restructuring.

            "Liabilities" means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

            "LMC Entities" means and includes each of LMC and its Subsidiaries (other than the LEI Entities) after giving effect to the Restructuring.

            "Losses" means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.

            "Person" means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

            "Proxy Statement/Prospectus" means the proxy statement of LMC relating to the Stockholder Meeting which includes the prospectus of LEI and forms a part of the Registration Statement.

            "Revolving Credit Agreement" means the Revolving Credit Agreement between LMC, as lender, and a wholly-owned Subsidiary of LEI, as borrower, substantially in the form attached hereto as Exhibit C.

            "Redemption Agent" means Computershare Trust Company, N.A., P.O. Box 43102, Providence, Rhode Island 02940.

            "Registration Statement" means the registration statement of LEI on Form S-4 relating to the Redemption.

            "SEC" means the Securities and Exchange Commission.

            "SEC Filings" means the Registration Statement, the Proxy Statement/Prospectus, any amendments or supplements thereto, including any preliminary filings of the same, and any other registration statements or reports filed under the Securities Act or Exchange Act, in connection with the Redemption.

            "Securities Act" means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

            "Services Agreement" means the Services Agreement between LMC and LEI, substantially in the form attached hereto as Exhibit B.

            "Split-Off Cash Amount" means [                                    ].

            "Subsidiary" when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For the avoidance of doubt, (i) neither DTV nor any of its Subsidiaries will be treated as Subsidiaries of any party hereto during any period in which (x) such party beneficially owns less than 50% of the outstanding common stock of DTV or (y) if such party beneficially owns 50% or more of the outstanding common stock of DTV, such party's right to vote such shares of common stock of DTV in its sole discretion is restricted or limited pursuant to any agreement or arrangement to which DTV or any of its Subsidiaries is a party, including the Letter Agreement, dated as of May 6, 2008, by and among DTV, LMC, Greenlady Corp. and Greenlady II, LLC; (ii) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as Subsidiaries of LMC; and (iii) other than with respect to Section 3.2(c), none of LEI and its Subsidiaries shall be deemed to be Subsidiaries of LMC or any of its Subsidiaries.

            "Tax Sharing Agreement" means the Tax Sharing Agreement between LMC and LEI, substantially in the form attached hereto as Exhibit A.

        (b)   As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Adjusted Liberty Entertainment Option	Section 3.3(b)(ii)
Adjusted Liberty Entertainment SAR	Section 3.3(c)(ii)
Agents	Section 5.6(a)
Agreement	Preamble
Assumed Liabilities	Section 2.1
Closing	Section 6.1
Closing Date	Section 6.1
Closing Price	Section 3.1(c)
Code	Recitals
Contributing Parent	Section 1.5
DGCL	Section 1.1(a)
Disclosing Party	Section 5.4(b)
Effective Time	Section 3.1
Equity Awards	Section 3.3(a)
FCC	Section 3.2(f)

Indemnitee	Section 5.1(d)(i)
Indemnitor	Section 5.1(d)(i)
LEI	Preamble
LEI Asset Successor	Section 8.6
LEI Business and Assets	Section 5.1(a)(i)
LEI Option	Section 3.3(b)(i)
LEI SAR	Section 3.3(c)(i)
LEI Series A Stock	Section 3.1(b)
LEI Series B Stock	Section 3.1(b)
LEI Stock	Section 3.1(b)
LEI Asset Successor	Section 8.6
LEI Successor Entity	Section 8.6
LEI Successor Parent	Section 8.6
LEI Successors	Section 8.6
Liberty Entertainment Stock	Recitals
LMC	Preamble
LMC Board	Recitals
LMC Charter	Section 3.1(a)
LMDIA	Recitals
LMDIB	Recitals
News Exchange	Section 3.2(c)
Outstanding Liberty Entertainment Option	Section 3.3(b)
Outstanding Liberty Entertainment SAR	Section 3.3(c)
Other Agreements	Section 4.1(b)
Proprietary Information	Section 5.5(b)
Receiving Party	Section 5.5(c)
Recipient Subsidiary	Section 1.5
Record Date	Section 3.1(a)
Redemption	Recitals
Redemption Date	Section 3.1(a)
Restructuring	Section 1.1(a)
Restructuring Agreements	Section 4.1(b)
Retained Liabilities	Section 2.2
Stockholder Meeting	Section 3.1(a)
Third-Party Claims	Section 5.1(d)(i)

8.2    No Third-Party Rights.    Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

8.3    Notices.    All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any LMC Entity:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Facsimile (720) 875-5401 Attention: General Counsel
if to any LEI Entity:	Liberty Entertainment, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Facsimile (720) 875-5401 Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

8.4    Entire Agreement.    This Agreement (including the Exhibits and Schedules attached hereto) together with the Restructuring Agreements and the Other Agreements (including the Tax Sharing Agreement and the Services Agreement) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

8.5    Plan of Reorganization.    For U.S. federal income tax purposes, this Agreement will constitute a "plan of reorganization" within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

8.6    Binding Effect; Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that LMC and LEI may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve LMC or LEI, as the assignor, of its obligations hereunder. In the event of (i) any sale, assignment, transfer or other disposition of all or substantially all of the assets of LEI (on a consolidated basis) to any person or group, including by means of a stock dividend, stock redemption, spinoff, split-off or similar transaction or event (the Person whose securities are issued in payment therefor or, if no securities are so issued, the Person(s) who hold title to such assets, a "LEI Asset Successor"), in one or a series of related transactions, or (ii) any merger, consolidation, statutory share exchange, conversion of LEI from a corporation to a limited liability company or other legal entity or other business combination or similar transaction affecting LEI, that results in the exchange or conversion of equity securities of LEI for or into equity securities or other consideration (x) consisting of securities issued by the successor or the surviving entity to LEI upon consummation of such transaction (the "LEI Successor Entity") or, if the successor or surviving entity in such transaction is a Subsidiary of a publicly traded or privately held parent company (the "LEI Successor Parent"), securities of the LEI Successor Parent delivered in such transaction, or (y) consisting of cash or other consideration paid or payable by any LEI Successor Entity or LEI Successor Parent (the applicable of the LEI Asset Successor, the LEI Successor Entity

and the LEI Successor Parent, the "LEI Successor"), then (i) all references herein to capital stock or other equity interests of LEI shall mean and refer to, for periods (or portions thereof) beginning after the consummation of such transaction, the equivalent securities of or ownership interest in the LEI Successor, as applicable, and (ii) prior to, and as a condition to effecting any such asset transfer or business combination (or in the case of a series of transactions, the first such transaction), the LEI Successor shall have executed and delivered to LMC an instrument, in form and substance reasonably acceptable to LMC, pursuant to which such LEI Successor has agreed, effective upon the consummation of such transaction, to be bound by and perform all of the covenants and agreements made by LEI hereunder and upon such consummation such LEI Successor will be jointly and severally liable with LEI for all of the obligations and liabilities of LEI under this Agreement. The foregoing provisions of this Section 8.8 will be applicable to any successor or any parent thereof (as determined in accordance with the foregoing) to any LEI Successor.

8.7    Costs and Expenses.    LMC will be responsible for all costs and expenses incurred by LMC or LEI prior to and in connection with the Redemption, including (i) the preparation and filing of the request for the private letter ruling described in Section 3.2, (ii) the preparation of all additional information and supplements to such request and the filing thereof with the IRS, (iii) the costs and expenses of outside counsel, (iv) the preparation of the SEC Filings and their filing with the SEC, including all amendments or supplements thereto (including the registration fee paid to the SEC and any filing, registration or other fees payable to state or foreign securities commissions or agencies), and (v) all third-party fees, costs and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and any ancillary materials.

8.8    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 shall be deemed effective service of process on such party.

8.9    Waiver of Jury Trial.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

8.10    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

8.11    Amendments; Waivers.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

8.12    No Strict Construction; Interpretation.

          (a)   LMC and LEI each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

          (b)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.13    Conflicts with Tax Sharing Agreement.    In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall prevail.

8.14    Headings.    The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.15    Counterparts.    This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION
By:	Name: Title:
LIBERTY ENTERTAINMENT, INC.
By:	Name: Title:

List of Omitted Exhibits and Schedules

        The following exhibits and schedules to the Reorganization Agreement, dated as of [                        ], 2009, by and between Liberty Media Corporation and Liberty Entertainment, Inc. have not been provided herein:

Exhibit A: Form of Services Agreement (See Exhibit 10.5 to Form S-4 filed herewith)
Exhibit B: Form of Tax Sharing Agreement (See Exhibit 10.4 to Form S-4 filed herewith)
Exhibit C: Form of Revolving Credit Agreement (See Exhibit 10.6 to Form S-4 filed herewith)
Schedule 1.1—Restructuring Plan
Schedule 2.1—Assumed Liabilities
Schedule 2.2—Assumed Liabilities

        The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

[SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

QuickLinks

  Exhibit 2.1
FORM OF REORGANIZATION AGREEMENT between Liberty Media Corporation and Liberty Entertainment, Inc. Dated as of [ ], 2009
TABLE OF CONTENTS
FORM OF REORGANIZATION AGREEMENT
ARTICLE I REORGANIZATION AND DISTRIBUTION
ARTICLE II ALLOCATION OF LIABILITIES
ARTICLE III REDEMPTION
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V COVENANTS
ARTICLE VI CLOSING
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS